Exhibit 10.6

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 27th day of April, 2009, between Jon W. Clark (“Executive”) and GKK Manager LLC, a Delaware limited liability company (the “Employer”), to be effective as of April 24, 2009 (the “Effective Date”).

1.             Term.  The term of this Agreement shall commence on the Effective Date and shall continue through, and terminate on, April 30, 2012 (the “Original Term”), unless earlier terminated as provided in Section 6 below.  The Original Term shall automatically be extended for successive one (1) year periods (each a “Renewal Term”), unless either party gives the other party at least three (3) months written notice of desire to negotiate terms and/or non-renewal prior to the expiration of the then current term.  The period of Executive’s employment hereunder consisting of the Original Term and all Renewal Terms, if any, is herein referred to as the “Employment Period.”

2.             Employment and Duties.

(a)           Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior executive.  In addition, Executive shall serve as Chief Financial Officer of Gramercy Capital Corp. (“Gramercy”).  In his capacity as Chief Financial Officer, Executive’s duties and authority shall be those as would normally attach to Executive’s position as Chief Financial Officer, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, but in all events such duties shall be commensurate with his position as Chief Financial Officer of Gramercy and include, by way of example, review and timely execution of filings and certifications customarily made by a chief financial officer of a public company so long as they are true and accurate in all material respects.  Executive’s duties and authority shall be as further set forth by the Employer.

(b)           Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Employer; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which Executive knows that another party involved in the investment has a business relationship with the Employer, Executive shall give prior written notice thereof to the Employer; or (iii) serving as a member of the Board of Directors of a for-profit corporation with the approval of the Employer.

(c)           Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in, or within 50 miles of, Manhattan.

3.             Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement, and the Employer shall have the obligations as set forth herein.

(a)           Base Salary.  The Employer shall pay Executive a minimum annual salary at the rate of $225,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Employer at least annually.

Incentive Compensation Bonuses.  In addition to Base Salary, during the Employment Period, Executive shall be eligible for and shall receive from the Employer such discretionary annual bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance.  The target discretionary annual bonus for 2009 shall be at least $200,000; provided that the actual bonus paid shall be determined by the Employer, in its sole discretion, based on such factors as it deems relevant.  Any bonuses awarded for a fiscal year shall be paid after the end of such fiscal year and on or before the 15th day of the third month of the following fiscal year (e.g., a bonus for 2009 will be paid sometime between January 1, 2010 and March 15, 2010).

(b)           Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(c)           Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(d)           Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers, except that Executive shall be credited with a minimum of 20 vacation days per calendar year, pro-rated for any partial year.  The Employer will pay Executive for unused accrued vacation upon termination of his employment.

(e)           Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits as are generally made available to other senior executives of the Employer; provided that it is acknowledged that the Employer’s Chief Executive Officer and President may be provided with additional benefits not made available to Executive.

4.             Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the full extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”) in which Executive is made a party or threatened to be made a party or is otherwise involved, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director of the Employer, Gramercy or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure promptly and maintain officers and directors liability insurance providing coverage for Executive, with such coverage to be reasonably comparable to the coverage provided for the other senior executives of Employer and Gramercy.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.             Employer’s Policies.  Executive agrees to observe and comply with the reasonable written rules and regulations of the Employer regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer, so long as same are otherwise consistent with this Agreement.

6.             Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean Executive’s:  (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or Gramercy or any of their affiliates; (D) material fraud with regard to the Employer or Gramercy or any of their affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of the Employer or Gramercy applicable to senior executives unless such a violation is cured within 30 days after written notice of such violation by the Employer or Gramercy; or (F) failure to competently perform his duties which failure is not cured within 30 days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock of Gramercy) of the Employer or Gramercy).

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time without Cause (as defined in Section 6(a)(iii) above), subject only to the severance provisions specifically set forth in Section 7.

(b)           Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason effective immediately by written notice to the Employer providing at least ten (10) days notice prior to such termination. For purposes of this Agreement, termination with “Good Reason” shall mean termination following:

(A)            a material change in Executive’s duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions (which material change, so long as Executive is the Chief Financial Officer of Gramercy, shall include the appointment of another person as co-Chief Financial Officer of Gramercy), except in connection with the (a) termination of Executive’s employment for Cause, disability, retirement or death or (b) the appointment by Gramercy of a person other than the Executive as Gramercy’s Principal Financial Officer for SEC reporting purposes so long as such person has a title other than Chief Financial Officer for corporate purposes;

(B)             a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within 10 business days after the notice of the failure (specifying the same) has been given by Executive to the Employer;

(C)             a material breach by the Employer of any provision of this Agreement, which breach has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(D)            the Employer requiring Executive to be based in an office more than 50 miles outside of Manhattan;

(E)             a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(F)             the failure by the Employer to continue in effect an equity award program or other substantially similar program under which Executive is eligible to receive awards;

(G)             a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all or most senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employee Retirement Income Security Act of 1974); or

(H)            the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 15 hereof, which has not been cured within 30 days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

(iii)          Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)           Definitions.  The following terms shall be defined as set forth below.

(i)            A “Change-in-Control” shall be deemed to have occurred if:

(A)            any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Employer, SL Green Realty Corp. (or a successor thereto that directly or indirectly acquires all or substantially all of the assets of SL Green Realty Corp., whether by merger, consolidation, asset acquisition or otherwise) (“SL Green”), any entity controlling, controlled by or under common control with the Employer, or SL Green, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employer, Gramercy, SL Green or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Gramercy representing 25% or more of either (1) the combined voting power of Gramercy’s then outstanding securities or (2) the then outstanding common stock (or other similar equity interest, in the case of a company other than a corporation) of Gramercy (in either such case other than as a result of an acquisition of securities directly from Gramercy); or

(B)             any consolidation or merger of Gramercy where the shareholders of Gramercy, as applicable, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defied in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(C)             there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Gramercy, other than a sale or disposition by Gramercy of all or substantially all of Gramercy’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of Gramercy, as applicable, immediately prior to such sale, or (2) the approval by shareholders of Gramercy, as applicable, of any plan or proposal for the liquidation or dissolution of Gramercy, as applicable; or

(D)            the members of the Board of Directors (the “Board”) of Gramercy (the “Directors”) at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by Gramercy’s shareholders was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director.

(d)           Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination (the “Termination Date”); provided that, (i) if the Notice of Termination is given by the Employer, the Termination Date shall not be more than thirty (30) days after the date of the Notice of Termination and (ii) if the Notice of Termination is given by the Executive, the Termination Date shall not be earlier than the later of (x) the second business day following the date on which Gramercy files its Form 10-K or Form 10-Q, as applicable, for the calendar quarter in which the Notice of Termination is given or (y) five (5) weeks following the date of the Notice of Termination.  For avoidance of doubt, a notice of non-renewal pursuant to Section 1 shall not be considered a Notice of Termination.  Until the Termination Date, the Executive and the Employer shall continue to perform their respective duties and obligations in accordance with the terms and conditions of this Agreement.

(e)           Resignation Upon Termination.  In the event that Executive’s employment with the Employer is terminated, Executive (i) shall, within five business days of receipt of a written request for resignation, resign all positions (including, without limitation, as officer, employee, director and member of any committee) with the Employer and Gramercy and their subsidiaries and affiliates, and (ii) shall provide such written confirmation thereof as may be reasonably required by the Employer.  In the event that Executive’s service with Gramercy is terminated other than as contemplated by the foregoing sentence, Executive (i) shall, within five business days of receipt of a written request for resignation, resign all other positions (including, without limitation, as officer, employee, director and member of any committee) with Gramercy and its subsidiaries, and (ii) shall provide such written confirmation thereof as may be reasonably required by the Employer.

7.             Compensation Upon Termination; Change-in-Control.

(a)           Termination By the Employer Without Cause or By Executive With Good Reason.  If (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of a mutual release agreement in form and substance satisfactory to the Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, the Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release Agreement”), and the effectiveness thereof on or within 30 days after the Termination Date (with the date of such effectiveness being referred to herein as the “Release Effectiveness Date”):

(i)            Executive shall receive any earned and accrued but unpaid Base Salary (at the rate in effect on the date of his termination) on the first regular payroll payment date for the period in which the Termination Date occurs, and shall continue to receive Base Salary (at the rate in effect on the date of his termination) for a period of six (6) months following the Termination Date on the same periodic payment dates as payment would have been made to Executive had Executive not been terminated; provided that no payments of continued Base Salary will be made until the first regular payroll payment date that commences 30 days after the Termination Date, provided that the Release Effectiveness Date has occurred (with the first such payment to include a catch up payment covering amounts that would otherwise have been paid prior to such date but for the application of this provision).

(ii)           the Employer shall pay Executive annual performance bonuses as follows: (A) a prorated annual performance bonus (the “Prorated Annual Bonus”) equal to (x) Executive’s annual performance bonus for the most recent prior fiscal year for which the amount of such bonus had been determined or, if the Termination Date occurs prior to Executive’s annual performance bonus for 2009 having been determined, the amount of $200,000 (with the applicable amount being referred to herein as the “Prior Annual Bonus”) multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date and the denominator of which is 365, and (B) a further performance bonus (the “Additional 6-Month Bonus”) for the 6 months following the Termination Date equal to one-half of the Prior Annual Bonus (or, if the Termination Date occurs prior to the Executive’s annual performance bonus for 2009 having been determined, the amount of $100,000); provided that the amounts set forth in (A) and (B) above shall be reduced by the amount of any annual performance bonus, or advance thereof, previously paid for the periods set forth in (A) and (B) above.  Such payments shall be made on the later of (A) the dates the Employer would have otherwise paid such annual performance bonuses to Executive under the terms of this Agreement if Executive had remained employed by the Employer or (B) the 30th day after the Termination Date.

(iii)          Executive shall continue to receive from the Employer all benefits described in Section 3(d) existing on the Termination Date for a period of six (6) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(a)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(d) from time to time in its sole discretion, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(a)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Employer, in its sole discretion, shall become fully vested and exercisable on the date of Executive’s termination.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Furthermore, upon such termination, any then vested unexercised stock options granted to Executive by the Employer shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.  The provisions of this Section are subject to Section 7(e) below.

(v)           In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then Executive will be entitled to the payments and benefits provided under the foregoing Sections 7(a)(i) — (iv), except that the references to “6 months” in the salary and bonus continuation provisions set forth in Section 7(a)(i) and (ii) above will be replaced with “12 months.”

Other than as may be provided under Section 4 or as expressly provided in this Section 7(a), the Employer shall have no further obligations hereunder following such termination.

(b)           Termination By the Employer For Cause or By Executive Without Good Reason.  If (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive any earned and accrued but unpaid Base Salary (at the rate in effect on the date of his termination) on the first regular payroll payment date for the period in which the Termination Date occurs, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)           Termination by Reason of Death.  If Executive’s employment terminates due to his death, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)            On the first regular payroll payment date for the period in which the Termination Date occurs, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive from the Employer an amount equal to (A) any earned and accrued but unpaid Base Salary, and (B) the Prorated Annual Bonus, less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus.

(ii)           Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Employer, in its sole discretion, shall become fully vested and exercisable on the date of Executive’s death.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Furthermore, upon such death, any then vested unexercised stock options granted to Executive by the Employer shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.  The provisions of this Section are subject to Section 7(e) below.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)           Termination by Reason of Disability.  In the event that Executive’s employment terminates due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of the Release Agreement and the effectiveness thereof on or within 30 days after the Termination Date:

(i)            On the first regular payroll payment date for the period in which the Termination Date occurs, Executive shall receive from the Employer any earned and accrued but unpaid Base Salary.  Executive shall also receive Base Salary (at the rate in effect on the date of his termination) for a period of six (6) months following the Termination Date on the same periodic payment dates as payment would have been made to Executive had Executive not been terminated; provided that no payments of continued Base Salary will be made until the first regular payroll payment date that commences 30 days after the Termination Date, provided that the Release Effectiveness Date has occurred (with the first such payment to include a catch-up payment covering amounts that would otherwise have been paid prior to such date but for the application of this provision).  The Employer shall also pay Executive: (A) the Prorated Annual Bonus and (B) the Additional 6-Month Bonus; provided that the Prorated Annual Bonus and Additional 6-Month Bonus shall be reduced by the amount of any annual performance bonus, or advance thereof, previously paid for the periods associated with the Prorated Annual Bonus and the Additional 6-Month Bonus.  The Employer shall make such payments of the Prorated Annual Bonus, and the Additional 6-Month Bonus on the later of (x) the dates the Employer would have otherwise paid such annual performance bonuses to Executive under the terms of this Agreement if Executive had remained employed by the Employer or (y) the 30th day after the Termination Date.

(ii)           Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof; provided that any unvested or unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Employer, in its sole discretion, shall become fully vested and exercisable on the Release Effectiveness Date.  For purposes of determining the effect of such twelve (12) months of credit with respect to any performance-based vesting criteria, (A) if such termination occurs less than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during the prior performance period and (B) if such termination occurs more than six months after the beginning of a performance period, then performance-based vesting shall be based on performance during such interim period through the most recently completed fiscal quarter.  Any then vested unexercised stock options granted to Executive by the Employer shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the Termination Date.  The provisions of this Section are subject to Section 7(e) below.

(iii)          Executive shall continue to receive from the Employer all benefits described in Section 3(d) existing on the Termination Date for a period of six (6) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(d)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(d) from time to time in its sole discretion so long as it does so for all senior executives of the Employer, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(d)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

Other than as may be provided under Section 4 or as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

(e)           Gramercy Equity Awards.  Notwithstanding anything herein to the contrary, the provisions of this Section 7 related to the acceleration of vesting and extension of the period within which to exercise vested stock options, shall not be deemed to apply to any equity-based awards of Gramercy, GKK Capital LP or any of their subsidiaries made to Executive (the “Gramercy Equity Awards”) that may be deemed to have been first granted to the Employer and then granted by the Employer to Executive.  Any acceleration of the vesting of the Gramercy Equity Awards will be governed by the terms of such awards and, unless terminated, that certain Severance Agreement entered into by Gramercy and Executive as of the date hereof, as amended or superseded from time to time.

8.             Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of Executive’s employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal business of the Employer as of the date hereof is managing the business and affairs of Gramercy, which is in the business among other things, (A) the acquisition, development, asset management and servicing of commercial real estate property and (B) the origination and acquisition of real estate related loans and securities, and financing such investments, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (the business of the Employer, and of Gramercy, both as of the date hereof and from time to time hereafter, are collectively referred to as the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)           Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer or Gramercy (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with the Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer or Gramercy; marketing plans, projections, presentations or strategies of the Employer or Gramercy; financial and budget information of the Employer or Gramercy; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer or Gramercy.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)           Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that:

(i)            During the Employment Period, and for the six-month period following the date that Executive is no longer employed by the Employer, Executive will not, anywhere in the United States, without the prior written consent of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, provided, however, that (A) such six-month period shall only be three months if (i) Executive is no longer employed by the Employer following a non-renewal of this Agreement by the Employer or (ii) in the event Executive’s employment is terminated for Cause based on conduct or alleged conduct that was not related to the Business of the Employer, (B) such six-month period shall only be three months in the event Executive terminates his employment within sixty (60) days after the payment of a discretionary bonus for any year in an amount less than $200,000 and (C) such six-month period shall not apply in the event Executive terminates his employment without Good Reason within sixty (60) days after (i) Gramercy files, in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Gramercy or of its assets, or (ii) the 90th day after Gramercy is served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, if such petition is not dismissed on or before such date; with this subparagraph (i) being subject, however, to Section 8(c) below; and

(ii)           Executive will not, without the prior written consent of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), during the Employment Period and (A) during the two-year period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement) solicit, encourage, or engage in any activity to induce any employee of the Employer or Gramercy to terminate employment with the Employer or Gramercy, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) during the one-year period following such termination, engage in any activity intentionally to interfere with, disrupt or damage the relationship of the Employer or Gramercy with any existing borrower, tenant, client or, supplier, or disrupt or damage any other existing business relationship of the Employer or Gramercy.  For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer or Gramercy (or any affiliate of either) during the six-month period prior to Executive’s last day of employment.

(c)           Other Investments/Activities.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if (A) except with the prior written consent of the Employer, Executive has less than a 25% interest in the investment in question, (B) except with the prior written consent of the Employer, Executive does not have the role of a general partner or managing member, or any similar role, (C) the investment is not an appropriate investment opportunity for the Employer, and (D) the investment activity is not directly competitive with the businesses of the Employer.

(d)           Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (the “Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of the Employer Property in his possession or control and shall not retain any originals or copies in any form.  The Employer Property excludes any personal property of Executive.

(e)           No Disparagement.  For one year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer, Gramercy and their parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer, Gramercy and their parent, affiliates or subsidiaries, if any; or (iii) the Employer’s, Gramercy’s and their parents’, affiliates’ or subsidiaries’ prospects for the future.  For one year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)            Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(e) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)           Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than 30 days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)           Cooperation with Respect to Litigation.  During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)            Survival.  The provisions of this Section 8 shall survive termination of Executive’s employment any other provisions relating to the enforcement thereof.

9.             Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.           Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)           if to Executive:

Jon W. Clark, at the address shown on the execution page hereof.

(b)           if to the Employer:

GKK Manager LLC

420 Lexington Avenue

New York, New York 10170

Attn: Corporate Secretary

and:

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York  10170

Attention:  General Counsel

or such other address as either party may from time to time specify by written notice to the other party hereto.

12.           Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

13.           Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.           Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.  It is expressly acknowledged and agreed that (i) the Employer may assign this Agreement in its entirety, and its rights under this Agreement, to Gramercy or one of Gramercy’s subsidiaries; and (ii) at the request of the Employer, Executive shall execute an employment agreement with Gramercy or one of Gramercy’s subsidiaries on substantially the same terms as are contained herein with respect to the Employer.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

18.           Choice of Venue.  Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.           Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any such delayed cash payment shall earn interest at a simple annual rate equal to 5% per annum, from the date such payment would have been made if not for the operation of this Section until the payment is actually made.

(b)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

20.           Entire Agreement.  This Agreement, together with that certain Severance Agreement, of even date herewith, between Gramercy and Executive, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

21.           Paragraph Headings.  Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on April 27, 2009.

GKK MANAGER LLC

By: GKK Manager Member Corp., its managing member

By:	/s/ Roger M. Cozzi
	Name:	Roger M. Cozzi
	Title:	Chief Executive Officer

EXECUTIVE:

/s/ Jon W. Clark
Name: Jon W. Clark